Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Global Services and China Merchants Group To Host

International IT Food Safety Conference on Thursday, May 26

ZHANGZHOU, CHINA, May 24, 2011 — CDC Global Services, a business unit of CDC Corporation (NASDAQ: CHINA) and a provider of IT and IT-enabled services and consulting, will host, in conjunction with the China Merchants Group and the Zhangzhou government, an international IT Food Safety conference, “Applications of Information Technology in the Food Processing Industry,” this Thursday, May 26, 2011 at the Zhangzhou City Hotel for food manufacturing companies in Asia.

This week’s event is the first of several future conferences planned as part of CDC Global Services’ new “Silk Road” business consulting services. The “Silk Road” services are planned to help customers gain quick and easy access into China, as well as effectively operate in this fast growing market.

The event is being organized as a result of CDC Global Services’ previously announced partnership with China Merchants Group, a China state-owned diversified conglomerate with interests in logistics, manufacturing and financial services. This week’s event has attracted numerous food manufacturers, as well as venture capital and private equity funds representing the food and agricultural industries in Japan. Another international food conference is planned in Nanhai, Foshan in the third quarter for multinational organizations in North America, Latin America, Europe, Middle East and Africa seeking to start or to expand business in China.

This week’s conference in Zhangzhou includes a full day of keynote speeches, timely presentations, and panel discussions given by key CDC executives, food and IT experts, as well as customers. The conference opens up with a keynote address from the mayor of Zhangzhou. Presentations include: “Status and Trends of Food Safety in China,” from a director at China’s Food and Drug Administration; “Back to Basics: Lean Technology for Cost and Capacity,” from Mark Sutcliffe, a noted Lean expert and president of the CDC Factory business of CDC Software; “Challenges Facing Japanese Food & Beverage Companies in the Post-Radiation

Stage,” from Sumio Tanaka, president of LogiDyne Corporation; “New Technology in Supply Chain Management for Food Safety,” from John Crossno, founder of OnAsset Intelligence, a CDC Software partner and a global provider of remote monitoring and freight intelligence solutions; “New RFID Applications in Food Process,” by Li Ying, Ph.D., director of the RFID Center in Guangdong; “Winning Consumer Confidence and Meeting Compliance Requirements,” from Sean Yu, vice president of CDC Software, and head of the company’s China R&D Center; “Food Safety and Food Quality Management,” from Wu Ke, manager of Hogan Packing Company; a panel discussion on “Applications of IT for Improvement in Food Safety,” featuring all the speakers with CK Wong, CEO of CDC Global Services, serving as moderator; and a closing speech by Rita Liu, general manager of the ERP Solutions Practice for CDC Global Services in China.

“We are looking forward to hosting this informative conference featuring an impressive array of noted thought leaders in the areas of food safety and IT solutions and services,” said CK Wong, CEO of CDC Global Services. We believe the food manufacturers attending this conference will benefit immensely from the deep expertise being shared by these food safety and IT luminaries, and also will learn how Zhangzhou can be an ideal place for them to set up operations or to further their expansion in China.”

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding CDC Global Services’ “Silk Road” business consulting services and the potential benefit thereof, our plans with respect to future food conferences in Zhangzhou and the subject matter thereof, our beliefs regarding the food conference and the potential benefits thereof, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.

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